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                                                                   EXHIBIT 10.26

                                  AT&T WIRELESS
                          SENIOR OFFICER SEVERANCE PLAN

                              AMENDED AND RESTATED
                            EFFECTIVE MARCH 19, 2003

                                    ARTICLE I
                                  INTRODUCTION

         The Board recognizes that, from time to time, the Company may explore potential transactions that could result in a Change in Control. This possibility and the uncertainty it creates may result in the loss or distraction of senior officers of the Company to the detriment of the Company and its stockholders.

         The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from its senior officers regarding the best interests of the Company and its shareholders without concern that such officers might be distracted or concerned by the personal uncertainties and risk created by the perception of an imminent or occurring Change in Control.

         In addition, the Board believes that it is consistent with the Company's employment practices and policies and in the best interests of the Company and its stockholders to treat fairly its senior officers whose positions are eliminated in connection with or as a result of a Reduction in Force or Other Restructuring.

         Accordingly, the Board has determined that appropriate steps should be taken to assure the Company of the continued employment and attention and dedication to duty of its senior officers and to seek to ensure the availability of their continued service, notwithstanding the possibility or occurrence of a Change in Control, or a Reduction in Force or Other Restructuring.

         This Plan is intended to accomplish these objectives. This Plan was originally established effective July 16, 2002 and amended effective October 16, 2002. This Plan is most recently amended and restated effective March 19, 2003.

                                   ARTICLE II
                                   DEFINITIONS

         When used in this Plan, the terms specified below have the following meanings:

         2.1 Accrued Benefits. Base Salary, Equity Compensation and other cash or non-cash benefits previously earned, vested, or accrued prior to a Participant's Separation Date, as well as reimbursement for reasonable and necessary business expenses incurred

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by a Participant through the Separation Date and in accordance with the
Company's applicable expense reimbursement policies.

         2.2 Base Salary. The annualized amount a Participant is entitled to receive as wages or salary on the date the termination notice is provided, or should have been provided, excluding all bonus, overtime, incentive, health and other additive compensation, and amounts designated by the Company as payment toward reimbursement of expenses, regardless of whether any such amounts are deferred.

         2.3 Board. The Compensation Committee of the Company's Board of Directors, or such Committee's designee.

         2.4 Cause. The occurrence of the first of the following to occur after the Effective Date of this Plan:

                  (a) A Participant's conviction (including a plea of guilty or nolo contendere) of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on the Participant's vicarious liability;

                  (b) A Participant's willful and continued failure to perform substantially the Participant's duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness or injury);

                  (c) A Participant's illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or

                  (d) Any conduct that would constitute a material violation of the standards set forth in this Plan, including, without limitation, the standards of Section 9.3.

         2.5 Change in Control. The happening of any of the following events:

                  (a) any acquisition of securities or other transaction, arrangement or understanding, not approved in advance by the Incumbent Board (as defined in Section 2.5(b) below), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (such individual, entity or group referred to herein as an "Entity") which would result in such Entity acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (referred to herein as "beneficial ownership") of 20% or more of either (i) the then outstanding Shares (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, any acquisition by: (A) the Company or (B) any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (each, an "Excluded Person");

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                  (b)      during any period of two consecutive years, a change
in the composition of the Board as constituted at the beginning of the two-year period, such that the individuals who, as of the beginning of the two-year period, constitute the Board (such Board shall be referred to herein as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that, except as set forth in the following sentence, for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election to the Board, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board. Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board, then such individual shall not be considered a member of the Incumbent Board. For purposes of this Section 2.5, if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Entity (an "Entity Designee") constitute at least one-half of the Board, none of such Entity Designees shall be considered a member of the Incumbent Board from that time forward;

                  (c) either (i) the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Corporate Transaction"), or (ii) an acquisition by an Entity of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities, whether or not approved by the Incumbent Board, in either case as a result of or in connection with such Corporate Transaction or acquisition:

                           (A) three or fewer Entities beneficially own,
directly or indirectly, 45% or more of, respectively, the Outstanding Company Common Stock or the Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock, or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a "Parent Company")); excluding, however, the following: (x) any Excluded Person; (y) any Entity which has entered into an agreement with the Company pursuant to which such Entity has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company's voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a change in control of the Company; and (z) any Entity who is, or if such Entity beneficially owned 5% or more of the Outstanding Common Stock would be, eligible to report such Entity's beneficial

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ownership on Schedule 13G pursuant to the rules under Section 13(d) of the
Exchange Act;

                           (B) the Outstanding Company Common Stock and
Outstanding Company Voting Securities immediately prior to the consummation of a Corporate Transaction (or the securities of the surviving corporation or, if applicable, Parent Company, issued to the holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities as a result of such Corporate Transaction) do not, immediately after the consummation of the Corporate Transaction, represent more than 55% of, respectively, the Outstanding Company Common Stock and Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction or, if applicable, of the Parent Company; or

                           (C) individuals who were members of the Incumbent
Board immediately prior to such acquisition or the consummation of the Corporate Transaction will not, immediately after such acquisition or consummation of such Corporate Transaction, constitute at least a majority of the members of the Board or the board of directors of the surviving corporation resulting from such Corporate Transaction (or, if applicable, of the Parent Company);

                  (d) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

                  (e) the consummation of any other transaction which a majority of the Incumbent Board, in its sole and absolute discretion, shall determine constitutes an actual or de facto change in control, for purposes of this
Section 2.5.

         Notwithstanding the foregoing, the split off of the AT&T Wireless group from AT&T Corp. pursuant to that Separation and Distribution Agreement dated as of June 4, 2001 between the Company and AT&T Corp. shall not be deemed a Change in Control.

         2.6      Code. The Internal Revenue Code of 1986, as amended.

         2.7 Company. AT&T Wireless Services, Inc. and any successor thereto.

         2.8 Disability. A Participant's inability to perform his or her duties for a period or periods aggregating 90 calendar days in any 12-month period as a result of a physical or mental incapability or illness, loss of legal capacity or any other cause beyond his or her control. The Board will make all determinations of Disability status in its sole discretion.

         2.9 Effective Date. This Plan was originally effective July 16, 2002. The amendment and restatement of this Plan is effective March 19, 2003 and shall apply only to a Participant who performs services as an Employee on and after such date.

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         2.10     Employee. A regular employee of the Company in an approved headcount position, who is paid from the payroll department of the Company and the Company withholds U.S. employment taxes (e.g., income tax, FICA) from the employee's pay.

         2.11 Employee Benefits. Benefits provided to all senior officers in similarly situated positions to a Participant under the Company's pension (qualified and nonqualified), welfare and fringe benefits plans, programs, policies and agreements.

         2.12 Equity Compensation. Stock options, restricted stock units, restricted stock, performance shares and other equity incentive awards.

         2.13 ERISA. Employee Retirement Income Security Act of 1974, as amended.

         2.14 Good Reason. The occurrence of any of the following events without a Participant's prior written consent, which is not cured by the Company within 20 calendar days of written notice from the Participant of such event and which results in the Participant's termination of employment within 90 calendar days of such event:

                  (a) Reduction in Base Salary or Target Bonus. A reduction of at least 5% in a Participant's Base Salary or Target Annual Incentive below the Required Compensation following a Change in Control or Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions;

                  (b) Reduction in Equity Compensation. An aggregate reduction of at least 5% in the targeted value (based on the Company's standard valuation methodology then in use) of a Participant's Equity Compensation below the Required Compensation following a Change in Control or Reduction in Force or Other Restructuring; provided, however, that this paragraph shall not apply in the case of a Reduction in Force or Other Restructuring in which substantially all Participants are subject to substantially similar reductions;

                  (c) Discontinuance of Benefits. A discontinuance of Employee Benefits following a Change in Control or Reduction in Force or Other Restructuring that, in the aggregate, reduces the actuarial equivalent value of Employee Benefits available to the Participant prior to the Change in Control or Reduction in Force or Other Restructuring by at least 5%, disregarding for purposes of such calculation any across-the-board changes to Employee Benefits affecting substantially all Participants;

                  (d) Relocation. Following a Change in Control or Reduction in Force or Other Restructuring, a Participant is transferred to another work location that adds more than 50 highway miles to his or her current daily round-trip commute;

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                  (e)      Demotion. A substantial and adverse change in, or a
substantial reduction of, a Participant's duties and responsibilities or a substantial diminution of the Participant's authority following a Change in Control or Reduction in Force or Other Restructuring in comparison to the duties and responsibilities or authority of the Participant immediately prior to the Change in Control or Reduction in Force or Other Restructuring including, but not limited to (i) a change in duties or responsibilities or a diminution of authority that is the result of the Participant ceasing to be an employee of an entity that is at least 55% publicly-traded (determined by Outstanding Company Common Stock and Outstanding Company Voting Securities and pursuant to Section 2.5(c)(ii)(B)) or the Participant becoming an employee of a subsidiary of the Company or surviving entity, as the case may be, or (ii) an adverse change in the reporting relationship of the Participant with respect to the Chairman, Chief Executive Officer or President of the Company; provided, however, that there shall not be a demotion for purposes of this paragraph based on isolated or inadvertent action with respect to a Participant which is remedied by the Company promptly after receipt of notice thereof given by the Participant.
This paragraph shall not be applied to a Participant on other than a case-by-case basis as to whether the Participant suffered a qualifying demotion under the circumstances unique to his or her particular situation.

         2.15 Multiple. For Tier I Participants, 36. For Tier II Participants, 24 for a Termination After a Reduction in Force or Other Restructuring, and 36 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. For Tier III Participants, 24 for a Termination After a Reduction in Force or Other Restructuring, and 30 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. For Tier IV Participants, 12 for a Termination After a Reduction in Force or Other Restructuring, and 15 for a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control.

         2.16     Participant. As defined in Article V.

         2.17 Payment. Any payment or distribution in the nature of compensation to or for the benefit of a Participant that is contingent on a Change in Control, whether paid or payable pursuant to this Plan or otherwise.

         2.18     Plan. This Senior Officer Severance Plan.

         2.19 Plan Administrator. The Plan Administrator shall be the Board, or its designee.

         2.20 Qualifying Event. A Termination After a Change in Control, a Termination After a Reduction in Force or Other Restructuring or a Successor's Failure to Assume This Plan After a Change in Control.

         2.21 Reduction in Force or Other Restructuring. A reorganization or other organizational change or restructuring of Company operations that results in the

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elimination of a Participant's position and the termination or reassignment of the Participant.

         2.22     Release. As defined in Section 7.8.

         2.23 Required Compensation. With respect to any Participant, Required Compensation consists of:

                  (a) The higher of (i) the Participant's Base Salary and Target Annual Incentive in effect immediately prior to a Qualifying Event and (ii) the Participant's highest Base Salary and Target Annual Incentive in effect at any time thereafter; and

                  (b) The higher of (i) the aggregate targeted value (based on the Company's standard valuation methodology then in use) of Equity Compensation made available to senior officers in similarly-situated positions to the Participant immediately prior to a Qualifying Event and (ii) the highest aggregate targeted value (based on the Company's standard valuation methodology then in use) of Equity Compensation made available to senior officers in similarly-situated positions to the Participant at any time thereafter.

         2.24     Separation Date. The Participant's last date of employment.

         2.25 Severance Benefits. The benefits payable to the Participant in accordance with Section 7.1.

         2.26 Successor. With respect to the Company, the purchaser, acquirer or other surviving entity following a Change in Control.

         2.27 Successor's Failure to Assume This Plan After a Change in Control. As defined in Section 3.3.

         2.28 Target Annual Incentive. The Participant's incentive bonus potential, expressed and calculated as a percentage of Base Pay, for the fiscal year in which the Separation Date occurs.

         2.29     Termination After a Change in Control. As defined in Section
3.1.

         2.30 Termination After a Reduction in Force or Other Restructuring. As defined in Section 3.2.

         2.31     Tier I Participant. The Chief Executive Officer of the
Company.

         2.32 Tier II Participant. The Presidents of the Company's Mobility Services and Mobile Multi-Media Services business units, respectively.

         2.33 Tier III Participant. Each Employee of the Company who is classified by the Company as an Executive Vice President.

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         2.34     Tier IV Participant. Each Employee of the Company who is
designated as a Participant by the Chief Executive Officer and the Executive Vice President, Human Resources, and who is identified on Exhibit A hereto.

                                   ARTICLE III
                QUALIFYING EVENTS THAT TRIGGER SEVERANCE BENEFITS

         3.1 Termination After a Change in Control. A Participant shall be entitled to receive Severance Benefits if, in connection with or within 24 months following a Change in Control, the Participant's employment with the Company or the Successor is involuntarily terminated by the Company or the Successor without Cause, or the Participant terminates his or her employment for Good Reason; provided, however, that in the event the Participant terminates his or her employment for Good Reason, the Participant shall not be entitled to receive Severance Benefits if his or her Separation Date occurs before the 180th day following the Change in Control, unless otherwise agreed in writing by the Company or its Successor; provided further, however, that upon the 180th day following the Change in Control, the Participant shall be entitled to receive Severance Benefits after terminating his or her employment for Good Reason only if (a) such termination occurs on or after the 180th day but before the 210th day following the Change in Control, or (b) such termination is the result of a triggering event (within the meaning of Section 2.14) which occurs on or after the 180th day and within 24 months following the Change in Control.

         3.2 Termination After a Reduction in Force or Other Restructuring. A Participant shall be entitled to receive Severance Benefits if, in connection with a Reduction in Force or Other Restructuring, the Company eliminates the Participant's position and the Participant's employment with the Company is involuntarily terminated by the Company without Cause, or the Participant is offered a new position and the Participant terminates his or her employment for Good Reason.

         3.3 Successor's Failure to Assume This Plan After a Change in Control. A Participant shall be entitled to receive Severance Benefits if a Successor fails to assume the Company's obligations under this Plan as provided in Section 11.1.

                                   ARTICLE IV
                  EVENTS THAT DO NOT TRIGGER SEVERANCE BENEFITS

         4.1 Termination for Cause or Without Good Reason. A Participant shall not be entitled to Severance Benefits if the Participant's employment with the Company is terminated by the Company for Cause or if the Participant voluntarily terminates employment without Good Reason.

         4.2 Termination by Reason of Disability or Death. A Participant shall not be entitled to Severance Benefits if the Participant's employment with the Company is terminated by reason of Disability or death.

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                                    ARTICLE V
                                  PARTICIPATION

         5.1 Eligibility. This Plan is for the sole benefit of certain senior officers of the Company who qualify as a Tier I Participant, Tier II Participant, Tier III Participant or Tier IV Participant. Such eligible senior officers shall be collectively referred to as "Participants."

         5.2 Ineligibility. Temporary employees, temporary agency employees, leased employees, non-payroll workers and independent contractors of the Company are ineligible to participate in this Plan, regardless of how the relationship with the Company subsequently may be characterized.

                                   ARTICLE VI
                             TERMINATION PROCEDURES

         The Participant shall receive advance written notice of a termination by the Company in connection with a Qualifying Event. This notice shall be given to the Participant at least 30 calendar days in advance of the Separation Date or the Participant shall receive pay in lieu of such notice, unless the Participant is terminated for Cause (in which case no such notice is required).

                                   ARTICLE VII
                               SEVERANCE BENEFITS

         7.1 Description of Severance Benefits for All Participants. Upon a Qualifying Event, and if a Participant has executed a Release and not revoked the Release within the period specified therein, the Participant shall be entitled to the following:

                  (a) Pro Rata Target Annual Incentive. The product of (i) the Participant's Target Annual Incentive in effect as of the Separation Date,
(ii) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Separation Date, and the denominator of which is 365, and (iii) year-to-date actual performance with respect to the performance goals under the Company's Short Term Incentive Plan or other annual incentive plan, as applicable to the Participant, as determined by the Company in its sole and exclusive judgment.

                  (b) Base Salary and Target Annual Incentive. The amount equal to the product of (i) the Multiple and (ii) the sum of (A) the Participant's Base Salary divided by 12 and (B) the Participant's Target Annual Incentive divided by 12.

                  (c) Health Insurance. The Company shall pay the full premium cost of health care coverage for a Participant and any of his or her dependents participating in the Company's medical, dental, vision and prescription plans on the Separation Date for the number of months equal to the Multiple; provided, however, that such payments are

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contingent on the Participant's timely election of COBRA continuation coverage and shall terminate early for any reason permitted under COBRA (both during the maximum COBRA period and any additional coverage period). Except with respect to the foregoing premium payment provisions, this Plan does not otherwise modify the Company's standard COBRA procedures and administration, including, without limitation, the Participant's obligation to notify the Company promptly if the Participant or any of his or her covered dependents become eligible for benefits under the group health plan of another employer or entitled to Medicare benefits.

                  (d) Outplacement Assistance. For 24 months after a Participant's Separation Date with respect to a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control, and for 12 months after the Participant's Separation Date with respect to a Termination After a Reduction in Force or Other Restructuring, the Company shall provide outplacement assistance to the Participant through an outside management consulting firm selected by the Company and at the sole cost of the Company.

                  (e) Legal and Other Fees. If a Participant incurs legal (including attorneys' fees and expenses, and fees or other costs of arbitration), accounting and other fees or other expenses in a good faith effort to obtain benefits under this Plan, the Company shall reimburse the Participant up to $10,000 upon written request and submission of invoices for reasonable legal, accounting or other fees and other expenses, regardless of whether the Participant ultimately prevails; provided, however, that such reimbursement shall apply only with respect to a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control. The existence of any controlling case or regulatory law which is directly inconsistent with the position taken by the Participant shall be evidence that the Participant did not act in good faith.

         7.2 Additional Severance Benefits. A Participant shall receive financial counseling for a period of 24 months following a Termination After a Change in Control or a Successor's Failure to Assume This Plan After a Change in Control, and for 12 months following a Termination After a Reduction in Force or Other Restructuring, at the Company's expense, which is comparable to any such benefits in effect for the Participant on his or her Separation Date. All other benefit and equity plans, programs, policies and agreements shall operate according to their respective terms.

         7.3 Form and Timing of Severance Benefits. Unless Section 162(m) is applicable (in which case, the provisions of Section 7.7(b) shall apply), the Severance Benefits described in Section 7.1(a) shall be paid in the quarter calendar that follows the quarter in which the Separation Date occurred, and those described in Section 7.1(b) shall be paid to the Participant in a single lump sum within 20 calendar days of the Participant's Separation Date, subject to the Participant's execution of a Release, or, if later, on the date the Participant's Release ceases to be revocable. The Severance Benefits described in Sections 7.1(c) and (d) and in Section 7.2.3 shall be provided by the Company to the Participant beginning on the first day of the month following the Participant's Separation Date.

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         7.4      Withholding of Taxes. The Company shall withhold from any
amounts payable under this Plan all federal, state, local or other taxes that are legally required to be withheld.

         7.5 Accrued Benefits. Notwithstanding anything to the contrary contained in this Plan, on termination of employment of any Participant, the Company shall pay to the Participant any Accrued Benefits in accordance with the Company's policy on the Participant's Separation Date.

         7.6 Relation to Other Severance Programs or Payments. Severance Benefits are not intended to duplicate other comparable post-termination payments or benefits under any plan, program, policy or agreement between the Participant and the Company, regardless of the event triggering such payments or benefits, or under applicable law (such as the WARN Act). Should such payments or benefits be due, the Participant's Severance Benefits shall be treated as having been paid to satisfy such payments or benefits (to the extent payable by the Company) or shall be reduced by such payments or benefits. In either case, the Plan Administrator in its sole and exclusive judgment shall determine how to apply this provision, and may override this or other provisions in the Plan in doing so. In the event a written agreement between the Company and a Participant
(a) was executed and in effect prior to the Effective Date of the Plan or has been approved by the Board, and (b) contains change in control or severance benefits or definitions of Cause, Change in Control or Good Reason (or their equivalent) that differ from those in this Plan, the Participant shall be entitled to rely on and shall receive the benefit of whichever of such benefit provisions and definitions are more favorable to the Participant in a particular situation. Notwithstanding the foregoing provisions of this section, this Plan supercedes and nullifies in its entirety the change in control benefits program that was adopted for Section 16 officers at the November 14, 2001 meeting of the Board.

         7.7      Potential Limitations on Severance Benefits and Payments.

         (a) Golden Parachute Limitation. Anything in this Plan to the contrary notwithstanding, in the event receipt of all Severance Benefits and Payments would subject a Participant to an excise tax under Code Section 4999, the Participant shall receive a gross-up payment if the Participant's aggregate Severance Benefits and Payments exceed the maximum amount that may be paid to the Participant without triggering the excise tax of Code Section 4999 and related provisions of the Code. The gross-up payment shall equal the amount of excise tax the Participant must pay under Code Section 4999 plus the amount of the incremental income and payroll taxes on such excise tax gross-up (the amount of such incremental income and payroll taxes to be calculated pursuant to any reasonable methodology the Company may choose in its discretion). Except as set forth in the foregoing sentence, the Participant shall be fully responsible for, and pay, all income and payroll taxes (employee portion only) with respect to Severance Benefits and Payments.

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         (b)      Section 162(m) Limitation. To the extent Severance Benefits would not be deductible under Code Section 162(m) by a Company if made or provided when otherwise due under this Plan, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 7872(f)(2).

         7.8 Release and Waiver and Restrictive Covenants. Notwithstanding any other provision of this Plan, the right of a Participant to receive Severance Benefits hereunder shall be subject to the execution by such Participant of a release and waiver of all employment-related claims, a non-disparagement covenant, and non-competition and non-solicitation of customers and employees covenants for a number of months following the Separation Date equal to the Multiple (collectively, the "Release"), such Release to be in a form provided by the Company.

         7.9 Reemployment. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as provided in Section 7.1(c).

                                  ARTICLE VIII
                        FORFEITURE OF SEVERANCE BENEFITS

         8.1 Future Services with the Company. If the Participant provides services to the Company (as an employee, independent contractor, consultant or otherwise) within the number of months after the Participant's Separation Date equal to the Multiple and does so without the prior written approval of the Company's Chief Executive Officer or his or her delegate, the Participant shall repay (or, if the Severance Benefits have not yet been provided to the Participant, forfeit) a pro rata amount of the Severance Benefits previously paid or provided by the Company.

         8.2 Violation of the Company's Code of Conduct or the Participant's Restrictive Covenants. Notwithstanding any other provision of this Plan, if it is determined by the Company that a Participant has violated the Company's code of conduct, or violated any restrictive covenants contained in the Participant's Release or any other restrictive covenants contained in any other Company plan, program or agreement with the Company (including, without limitation, the Company's noncompetition guidelines), the Participant shall be required to repay to the Company an amount equal to the economic value of all Severance Benefits already provided to the Participant under this Plan and the Participant shall forfeit all unpaid benefits under this Plan. Additional forfeiture provisions may apply under other agreements between the Participant and the Company, and any such forfeiture provisions shall remain in full force and effect.

                                   ARTICLE IX
                          EMPLOYMENT STATUS AND RIGHTS

         9.1 Employment Status. This Plan does not constitute a contract of employment or impose on the Company any obligation to retain the Participant as an Employee, to change the status of the Participant's employment or to change the Company's policies regarding termination of employment.

         9.2 Includable Compensation. Severance Benefits shall not be counted as "compensation" for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Plan, a Participant's rights and benefits under any of the Company's other benefit plans, programs, policies and agreements continue to be subject to the respective terms of those plans, programs, policies and agreements.

         9.3 Attention and Effort. This Plan is not intended to modify in any way a Participant's obligation, during the term of his or her employment with the Company, to devote all of his or her productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him or her, and to use his or her best efforts to perform faithfully and efficiently such responsibilities.

                                    ARTICLE X
                                  TYPE OF PLAN

         This Plan is intended to be, and shall be interpreted as, an unfunded employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) for a select group of management or highly compensated employees (within the meaning of Section 2520.104-24 of Department of Labor Regulations).

                                   ARTICLE XI
                           SUCCESSORS AND ASSIGNMENTS

         11.1 Assumption Required. This Plan shall bind any Successor, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise) in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a Successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such Successor expressly and unconditionally to assume and to agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         11.2 Assignment. This Plan shall inure to the benefit of and shall be enforceable by a Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant's estate. A Participant's rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

         11.3 Enforcement. This Plan constitutes an enforceable contract between the Company and each Participant.

                                   ARTICLE XII
                            AMENDMENT AND TERMINATION

         The Board reserves the right to amend or terminate the Plan at any time; provided, however, that, without the express written consent of the Participant, no such amendment or termination may be made that has a materially adverse effect on any Severance Benefits the Participant is eligible to receive under this Plan; provided further, however, that the foregoing limitation shall not apply to any amendment or termination of the Plan in connection with and prior to a Reduction in Force or Other Restructuring. The form of any amendment or termination of this Plan shall be a written instrument signed by a duly authorized officer of the Company, certifying that the amendment or termination has been approved by the Board. An amendment or termination of this Plan in accordance with the terms of this section shall automatically effect a corresponding amendment to, or a termination of, all Participants' rights under this Plan.

                                  ARTICLE XIII
                      GOVERNING LAW, JURISDICTION AND VENUE

         This Plan is a "top hat" employee benefit plan subject to ERISA's enforcement provisions, and it shall be interpreted, administered and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of Washington shall apply, without reference to principles of conflict or choice of law. This Plan will be subject to the exclusive jurisdiction and venue of the federal or state courts of the State of Washington, King County, to resolve issues that may arise out of or relate to this Plan or its subject matter.

                                   ARTICLE XIV
                            VALIDITY AND SEVERABILITY

         The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provision shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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                                   ARTICLE XV
                                 ADMINISTRATION

         15.1 Administration. The Company has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan;
(b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by the Participants pursuant to this Plan; and (d) to request and receive from all Participants such information as the Company determines is necessary for the proper administration of this Plan.

         15.2     Claims Procedures.

         (a) Claim for Benefits. A Participant (or any individual authorized by such Participant) has the right under the Employee Retirement Income Security Act of 1974 ("ERISA") and this Plan to file a written claim for benefits. To file a claim, the Participant must send the written claim to the Company's Executive Vice President of Human Resources, or his or her designee (the "HR EVP"). If such claim is denied in whole or in part, the Participant shall receive written notice of the HR EVP's decision within 90 days after the claim is received. Such written notice shall include the following information:
(i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (iv) steps to be taken if the Participant wishes to appeal the denial of the claim, including a statement of the Participant's right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal. If the HR EVP needs more than 90 days to make a decision, he or she shall notify the Participant in writing within the initial 90 days and explain why more time is required, and how long is needed. If a Participant (or any individual authorized by such Participant) submits a claim according to the procedures above and does not hear from the HR EVP within the appropriate time, the Participant may consider the claim denied.

         (b) Appeals. The following appeal procedures give the rules for appealing a denied claim. If a claim for benefits is denied, in whole or in part, or if the Participant believes benefits under this Plan have not been properly provided, the Participant (or any individual authorized by such Participant) may appeal this denial in writing within 60 days after the denial is received. The Plan Administrator shall conduct a review and make a final decision within 60 days after receiving the Participant's written request for review. If the Plan Administrator needs more than 60 days to make a decision, it shall notify the Participant in writing within the initial 60 days and explain why more time is required. The Plan Administrator may then take 60 more days to make a decision. If such appeal is denied in whole or in part, the decision shall be in writing and shall include the following information: (i) specific reasons for the denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a statement of the Participant's right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (iv) a statement

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of the Participant's (or representative's) right to bring a civil action under
Section 502(a) of ERISA. If the Plan Administrator does not respond within the applicable time frame, the Participant may consider the appeal denied. If a Participant (or any individual authorized by such Participant) submits a written request to appeal a denied claim, the Participant has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim. The Participant must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits.

         15.3 Notice. Any notice required to be delivered by the Company or the Plan Administrator or by a Participant under this Plan shall be deemed delivered to the Company and to the Participant when deposited in the U.S. mails, and addressed to the Company's Executive Vice President of Human Resources and to the Participant at his or her last known address as reflected on the books and records of the Company.

                                   ARTICLE XVI
                                TERM OF THIS PLAN

         This Plan commences on the Effective Date and shall continue in effect until the 24th calendar month following the date on which a Change in Control occurs, unless the Board earlier amends or terminates this Plan pursuant to
Article XII.

         The Company has caused this Plan to be executed as of the date set forth below.

                                               AT&T WIRELESS SERVICES, INC.

                                               _________________________________
                                                  Its ______________________

                                               _____________________
                                               Date

                                    EXHIBIT A
                              TIER IV PARTICIPANTS

                                 MARCH 19, 2003

No Employees have been designated as Tier IV participants.

                                       17